003 Putnam Investors Fund, 1/31/10, semi-annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			18,403
Class B			   828
Class C			   285

72DD2

Class M		        228
Class R		         18
Class Y		      1,596

73A1

Class A			 0.153
Class B			 0.075
Class C			 0.082

73A2

Class M			 0.108
Class R			 0.133
Class Y			 0.178


74U1

Class A		    119,542
Class B		     10,375
Class C			 3,431

74U2

Class M			 2,099
Class R			   139
Class Y			 8,803

74V1

Class A			 10.83
Class B			  9.76
Class C			10.30

74V2

Class M			10.25
Class R			10.70
Class Y			10.98


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.